Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Employee Stock Purchase Plan (the “ESPP”) of Blucora, Inc. of our reports dated February 28, 2020, with respect to the consolidated financial statements of Blucora, Inc. and the effectiveness of internal control over financial reporting of Blucora, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Dallas, Texas
May 21, 2020